Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-159220, No. 333-164405, No. 333-171571, No. 333-179046, No. 333-185944 and No. 333-188738) and Form S-3 (No. 333-175724) of Bridgepoint Education, Inc. of our report dated March 17, 2014, except for the effects of the restatement described in Note 2 to the consolidated financial statements and the matters described in the penultimate paragraph of Management's Restated Report on Internal Control over Financial Reporting as to which the date is August 1, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
August 1, 2014